EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use, in the registration statement on Form SB-2 of Sutura, Inc. of our report dated February 20, 2006 on our audits of the financial statements of Sutura, Inc. as of December 31, 2005 and the results of their operations and cash flows for each of the two years then ended, and the reference to us under the caption “Experts”.

/s/ Kabani & Company, Inc.
Los Angeles, California
April 10, 2006